RP FINANCIAL, LC.

Financial Services Industry Consultants

EXHIBIT 99.3

July 9, 2003

Ms. Peyton R. Patterson

Chairman, President and CEO

New Haven Savings Bank

195 Church Street

New Haven, Connecticut 06510-2009

Dear Ms. Patterson:

This letter sets forth the agreement between New Haven Savings Bank, New Haven, Connecticut (“New Haven”), and RP Financial, LC. (“RP Financial”), whereby New Haven has engaged RP Financial to prepare the written business plan document and financial projections reflecting the pro forma impact of the mutual to stock conversion of New Haven, the simultaneous acquisition of two target institutions (“Targets”), and the post-conversion and merger activities of New Haven. These services are described in greater detail below.

Description of Proposed Services

RP Financial’s business planning services will include the following areas: (1) determining New Haven’s current financial and operating condition, business strategies and anticipated future strategies, both currently and on a pro forma basis; (2) quantifying the impact of business strategies, incorporating the use of offering proceeds and the acquisition of Targets; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of the primary business strategies and the use of offering proceeds (including reinvestment, leveraging and other strategies); (4) preparing the written business plan document which conforms with applicable regulatory guidelines, including a description of the use of offering proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization and inter-company cash flows.

The contents of the business plan will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy.

RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan conforming to regulatory guidelines can be filed with the appropriate federal and state regulatory agencies in conjunction with the filing of the regulatory applications. It is anticipated that the Board of Trustees will approve the business plan and financial projections prior to the filing.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: wpommerening@rpfinancial.com

Ms. Peyton R. Patterson

July 9, 2003

Fee Structure and Payment Schedule

New Haven agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $45,000. Payment of the professional fees shall be made upon delivery of the completed business plan. New Haven also agrees to reimburse RP Financial for those direct reasonable out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the business planning and appraisal engagements to $20,000, subject to written authorization from New Haven to exceed such level.

If, prior to closing, the transaction structure changes due to the termination of one or both merger transactions and an updated business plan is required, RP Financial will prepare an updated business plan on a fixed fee basis of $15,000. If, for any reason, New Haven discontinues this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, New Haven agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses. Such compensation will not exceed the fixed fee described above, plus reimbursable expenses incurred.

If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by New Haven and RP Financial. Such unforeseen events may include changes in regulatory requirements as it relates to New Haven.

Indemnifications

The provisions of paragraph 3 in that certain letter agreement dated July 9, 2003 between New Haven and RP Financial are incorporated herein by reference.

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

Sincerely,

William E. Pommerening
CEO and Managing Director

Agreed To and Accepted By:	Peyton R. Patterson
Chairman, President and CEO

Upon Authorization by the Board of Trustees For:	New Haven Savings Bank
New Haven, Connecticut

Date Executed: